Exhibit 99.(i)

Opinion of Fund Counsel

Frederic Dorwart, Lawyers PLLC
124 E. Fourth Street
Tulsa, Oklahoma 74103

WRITER’S DIRECT DIAL NUMBER: (918) 583-9922

December 20, 2018

Cavanal Hill Funds
4400 Easton Commons, Suite 200
Columbus, Ohio 43219

Gentlemen:

You have registered under the Securities Act of 1933, as amended (the “1933 Act”) an indefinite number of shares of beneficial interest (“Shares”) of the Cavanal Hill Funds (“Trust”), as permitted by Rule 24f-2 under the Investment Company Act of 1940, as amended (the “1940 Act”). You propose to file a post-effective amendment on Form N-1A (the “Post-Effective Amendment”) to your Registration Statement as required by Section 10(a)(3) of the 1933 Act and the Rules thereunder and Section 8(b) of the 1940 Act and the rules thereunder. The purpose of this filing is to update disclosure with regard to each Fund of the Trust described in said Registration Statement (each a “Series”).

We have examined your Declaration of Trust on file in the office of the Secretary of The Commonwealth of Massachusetts and the Clerk of the City of Boston. We have also examined a copy of your Bylaws and such other documents, receipts and records as we have deemed necessary for the purpose of this opinion. Based upon the foregoing, we are of the opinion that the issue and sale of the authorized but unissued Shares of the Series have been duly authorized under Massachusetts law. Upon the original issue and sale of your authorized but unissued Shares and upon receipt of the authorized consideration therefor in an amount not less than the net asset value of the Shares established and in force at the time of their sale, the Shares issued will be validly issued, fully paid and non-assessable.

The Cavanal Hill Funds is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust provides for indemnification out of the property of a particular series of Shares for all loss and expenses of any shareholder of that series held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of shareholder liability is limited to circumstances in which that series of Shares itself would be unable to meet its obligations.

We understand that this opinion is to be used in connection with the filing of the Post-Effective Amendment. We consent to the filing of this opinion with and as part of your Post-Effective Amendment.

Sincerely,
/s/ Frederic Dorwart
Frederic Dorwart, Lawyers PLLC